Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 100 San Diego, California 92130-4092 858.720.8900 main 858.509.3691 fax www.sheppardmullin.com

February 9, 2026

VIA ELECTRONIC MAIL

ClearPoint Neuro, Inc.

120 S. Sierra Avenue, Suite 100

Solana Beach, CA 92075

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ClearPoint Neuro, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), covering 405,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under (a) the Non-Qualified Stock Option Agreement, dated November 17, 2017, by and between the Company and Joseph M. Burnett and (b) the Non-Qualified Stock Option Agreement, dated September 29, 2020, by and between the Company and Danilo D’Alessandro (together, the “Inducement Awards”).

This opinion (this “Opinion”) is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this Opinion, we have reviewed and relied upon the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended, as in effect on the date hereof (the “Certificate of Incorporation”), the Company’s Fourth Amended and Restated Bylaws, as in effect on the date hereof (the “Bylaws” and together with the Certificate of Incorporation, the “Charter Documents”), the resolutions adopted by the Company’s board of directors with respect to the Inducement Awards, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this Opinion.

With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original of all documents submitted to us as certified or reproduced copies. We have also assumed that the Shares will be uncertificated in accordance with Section 158 of the Delaware General Corporation Law, and that the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records. We have further assumed that (a) the shares of Common Stock currently reserved for issuance under the Inducement Awards will remain available for the issuance of the Shares, and (b) neither the Charter Documents nor any of the resolutions adopted by the Company’s board of directors with respect to the Inducement Awards will be amended or otherwise modified prior to the issuance of the Shares. We have also obtained from officers of the Company certificates or comparable documents as to certain factual matters and, insofar as this Opinion is based on matters of fact, we have relied on such certificates and comparable documents without independent investigation. We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, if, as and when the Shares are issued by the Company in accordance with the terms of the Inducement Awards and payment in full of the consideration therefor is received by the Company, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and reported decisions of the Delaware courts interpreting such law.

This Opinion is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Inducement Awards, or the Registration Statement.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SMRH:4912-3656-1549.4